Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8000 | fax 202.663.8007

May 8, 2012

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), including the prospectus included therein (the “Prospectus”) relating to the registration under the Act of 899,936 common shares of beneficial interest, par value $0.01 per share (the “Shares”), of the Company, issuable from time to time pursuant to the Company’s Dividend Reinvestment and Share Purchase Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonasssessable.

This opinion is limited to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP